Exhibit 99.1

Lakeshore Acquisition I Corp. Announces Pricing of $50 Million Initial Public Offering

Shanghai, China – June 10, 2021 – Lakeshore Acquisition I Corp. (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and CEO Bill Chen, today announced the pricing of its initial public offering of 5,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share of the Company and three-quarters of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one ordinary share at $11.50 per share. The units are expected to trade on the Nasdaq Capital Market (“NASDAQ”) under the ticker symbol “LAAAU” beginning June 11, 2021. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on the NASDAQ under the symbols “LAAA” and “LAAAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on June 15, 2021, subject to customary closing conditions.

Craig-Hallum Capital Group and Roth Capital Partners are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to 750,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com; or from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lakeshore Acquisition I Corp.

Lakeshore Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Lakeshore Acquisition I Corp., including those set forth in the Risk Factors section of Lakeshore Acquisition I Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Lakeshore Acquisition I Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Bill Chen

Chief Executive Officer

Lakeshore Acquisition I Corp.

+86 13816100700

bchen65@126.com